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                                                                   EXHIBIT 12.2




                  STATEMENT OF COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO
                     COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (In thousands)

                                                                   Year Ended           Six Months
                                                                   December 31,       Ended June 30,
                                                                      2000                 2001
                                                                 ---------------      ---------------
Earnings:
    Income before income taxes                                          $ 52,217              $19,461
    Fixed charges per below                                               24,670               14,910
    Less: capitalized interest per below                                       -                    -
    Current period amortization of interest
      capitalized in prior periods                                             -                    -
                                                                 ---------------      ---------------
    Total earnings                                                      $ 76,887             $ 34,371
                                                                 ===============      ===============
Fixed charges and preferred stock dividends:
    Interest expense                                                    $ 23,987              $14,502
    Capitalized interest                                                       -                    -
    Interest portion of rent expense                                         683                  408
    Preferred dividend requirements                                            -                    -
                                                                 ---------------      ---------------
    Total fixed charges and preferred stock dividends                   $ 24,670              $14,910
                                                                 ===============      ===============
Ratio of earnings to combined fixed charges
    and preferred stock dividends                                            3.1                  2.3
                                                                 ===============      ===============